Exhibit 99.14
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                                  NEWS RELEASE
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For Immediate Release                            Contact: Thomas C.  McGraw, CEO
                                                                  (650) 875-4864


                 FNB Bancorp Announces Stock Repurchase Program


     South San Francisco, California: July 25, 2003. FNB Bancorp (Bulletin Board
FNBG), the holding company for First National Bank of Northern California, today announced that its Board of Directors has authorized a stock repurchase program. The program calls for the repurchase of up to 5% of the company's outstanding shares of common stock, or approximately 121,852 shares, based on approximately 2,437,043 shares outstanding as of this date. The repurchases will be made from time to time by the company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this program will be retired. The number, price and timing of the repurchases will be at the company's sole discretion and the program may be re-evaluated periodically, depending on market conditions, liquidity needs and other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time, without notice.

     Thomas C. McGraw, Chief Executive Officer, stated: "This stock repurchase program currently provides us with an excellent opportunity to utilize our excess capital."


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Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.


For further information contact:

James B. Ramsey
Senior Vice President & Chief Financial Officer
Tel: (650) 875-4862     Fax: (650) 588-9695


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